                                                        Exhibit 10.1

2006 Performance Share Grant Terms and Conditions
Pursuant to the Brunswick Corporation 2003 Stock Incentive Plan (the “Plan”)

Performance Shares	Shares of Brunswick Corporation common stock where the number of shares distributed is based on attainment of certain corporate performance criteria.
Grant Date	February 14, 2006
Performance Period	Three year period including 2006, 2007 and 2008.
Target Award	20,000 Shares is the target against which payout criteria will apply.
Payout Criteria
Number of performance shares earned is to be based on average Brunswick Performance Plan (BPP) payout percent for Corporate Headquarters employees for each of 2006, 2007 and 2008 multiplied by 20,000 (the target award level) to a maximum of 130% of target.
For example, if BPP payout percent is 110% in 2006, 0% in 2007 and 100% in 2008 that average payout percent is 70% and 14,000 performance shares will be earned.

Termination of Employment	If terminating before the end of the performance period shares will be forfeited, except prorata distribution at end of performance period in the event of death or disability.
Timing of Distribution	All earned shares to be distributed as soon as administratively practical after performance certification and resulting distribution percent by the Human Resources and Compensation Committee.
Tax Withholding	Tax withholding liability must be paid via share reduction upon distribution.
Additional Terms and Conditions
Grant is subject to terms of the Plan. To the extent any provision herein conflicts with the Plan, the Plan shall govern. The Human Resources and Compensation Committee of the Board administers the Plan. The Committee may interpret the Plan and adopt, amend and rescind administrative guidelines and other rules as deemed appropriate. Committee determinations are binding.

Permanent disability means the inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

The Plan may be amended, suspended or terminated at any time. The Plan will be governed by the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

Nothing contained in these Terms and Conditions or the Plan constitutes or is intended to create a contract of continued employment. Employment is at-will and may be terminated by either the employee or Brunswick (including affiliates) for any reason at any time.

Questions should be directed to
Shareholder Services
Brunswick Corporation
1 N. Field Court
Lake Forest, Illinois 60045-4811